EXHIBIT 4F














                      AMENDED AND RESTATED CREDIT AGREEMENT

                          dated as of October 30, 1995

                                      among

                                FRED MEYER, INC.,

                         VARIOUS FINANCIAL INSTITUTIONS,


             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                                    as Agent

                                       and

                             THE BANK OF NOVA SCOTIA

                                  as Co-Agent;



                                   Arranged by

                               BA SECURITIES, INC.

                                TABLE OF CONTENTS

                                                                           PAGE


SECTION 1   DEFINITIONS AND INTERPRETATION..................................  1
          1.1     Definitions...............................................  1
          1.2     Computations; Changes in GAAP............................. 11
          1.3     Cross-References; Section Captions........................ 11

SECTION 2   COMMITMENTS OF THE LENDERS; TYPES OF LOANS;
            BORROWING AND CONVERSION PROCEDURES............................. 11
          2.1     Commitments............................................... 11
          2.2     Various Types of Loans.................................... 12
          2.3     Borrowing Procedures...................................... 12
          2.4     Continuation and Conversion Procedures.................... 13
          2.5     Conditions................................................ 13
          2.6     Pro Rata Treatment........................................ 13
          2.7     Commitments Several....................................... 13
          2.8     Extension of Termination Date............................. 13

SECTION 3   NOTES EVIDENCING LOANS.......................................... 14
          3.1     Notes..................................................... 14
          3.2     Recordkeeping............................................. 14

SECTION 4   INTEREST........................................................ 15
          4.1     Interest Rates............................................ 15
          4.2     Interest Payment Dates.................................... 15
          4.3     Setting and Notice of Eurodollar Rates.................... 15
          4.4     Computation of Interest................................... 16

SECTION 5   FEES............................................................ 16
          5.1     Facility Fee.............................................. 16
          5.2     Agent's Fee............................................... 16

SECTION 6   REDUCTION OR TERMINATION OF THE COMMITMENTS;
            PREPAYMENTS; REPAYMENT.......................................... 16
          6.1     Reduction or Termination of the
                  Commitments............................................... 16
          6.2     Prepayments............................................... 16
          6.3     Repayment................................................. 17

SECTION 7   MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES................. 17
          7.1     Making of Payments........................................ 17
          7.2     Application of Certain Payments........................... 17
          7.3     Due Date Extension........................................ 17
          7.4     Setoff.................................................... 18
          7.5     Proration of Payments..................................... 18
          7.6     Taxes..................................................... 18
          7.7     Funding Reliance.......................................... 19

SECTION 8   INCREASED COSTS; SPECIAL PROVISIONS FOR
            EURODOLLAR LOANS................................................ 20
          8.1     Increased Costs........................................... 20
          8.2     Basis for Determining Interest Rate
                  Inadequate or Unfair...................................... 22
          8.3     Changes in Law Rendering Eurodollar Loans
                  Unlawful.................................................. 22
          8.4     Funding Losses............................................ 23
          8.5     Right of Lenders to Fund through Other
                  Offices................................................... 23
          8.6     Discretion of Lenders as to Manner of
                  Funding................................................... 23
          8.7     Mitigation of Circumstances; Replacement
                  of Affected Lender or Objecting Lender.................... 23
          8.8     Conclusiveness of Statements; Survival of
                  Provisions................................................ 24

SECTION 9   WARRANTIES...................................................... 24
          9.1     Organization, etc......................................... 25
          9.2     Authorization; No Conflict................................ 25
          9.3     Validity and Binding Nature............................... 25
          9.4     Financial Information..................................... 25
          9.5     No Material Adverse Change................................ 25
          9.6     Litigation and Contingent Liabilities..................... 25
          9.7     Ownership of Properties; Liens............................ 26
          9.8     Subsidiaries.............................................. 26
          9.9     Pension Plans............................................. 26
          9.10    Regulated Industry........................................ 27
          9.11    Regulations G, U and X.................................... 27
          9.12    Taxes..................................................... 27
          9.13    Environmental and Safety and Health
                  Matters................................................... 27
          9.14    Compliance with Law....................................... 27
          9.15    Information............................................... 28

SECTION 10  COVENANTS....................................................... 28
          10.1  Reports, Certificates and Other
                  Information............................................... 28
                  10.1.1  Audit Report...................................... 28
                  10.1.2  Interim Reports................................... 28
                  10.1.3  Compliance Certificate............................ 29
                  10.1.4  Reports to SEC.................................... 29
                  10.1.5  Notice of Default, Litigation
                          and ERISA Matters................................. 29
                  10.1.6  Subsidiaries...................................... 29
                  10.1.7  Other Information................................. 30
          10.2  Books, Records and Inspections.............................. 30
          10.3  Insurance................................................... 30
          10.4  Compliance with Law; Payment of Taxes
                  and Liabilities........................................... 30
          10.5  Maintenance of Existence, etc............................... 30

          10.6  Financial Ratios and Restrictions........................... 30
                  10.6.1  Minimum Consolidated Tangible
                          Net Worth......................................... 30
                  10.6.2  Long-Term Liabilities to Net
                          Worth Ratio....................................... 31
                  10.6.3  Fixed Charge Coverage Ratio....................... 31
          10.7  Limitation on Liens......................................... 31
          10.8  Debt........................................................ 33
          10.9  Guaranties, Loans and Advances.............................. 33
          10.10  Mergers, Consolidations, Sales............................. 34
          10.11  Company's and Subsidiaries' Stock.......................... 34
          10.12  Unconditional Purchase Obligations......................... 35
          10.13  ERISA...................................................... 35
          10.14  Purchase or Redemption of Company's
                   Securities; Dividend Restriction......................... 35
          10.15  Use of Proceeds............................................ 36

SECTION 11  CONDITIONS OF LENDING........................................... 36
          11.1  Initial Loan................................................ 36
                  11.1.1  Notes............................................. 36
                  11.1.2  Resolutions....................................... 36
                  11.1.3  Consents, etc..................................... 37
                  11.1.4  Incumbency and Signature
                          Certificates...................................... 37
                  11.1.5  Opinion of Counsel for the
                          Company........................................... 37
                  11.1.6  Existing Credit Agreement
                          Amount............................................ 37
                  11.1.7  Termination of BNS Agreement...................... 37
                  11.1.8  Other............................................. 37
          11.2  All Loans................................................... 37
                  11.2.1  Notice of Borrowing or
                          Conversion/Continuation........................... 37
                  11.2.2  Continuation of Representations
                          and Warranties.................................... 37
                  11.2.3  No Existing Default............................... 38

SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.............................. 38
          12.1  Events of Default........................................... 38
                  12.1.1  Non-Payment of the Loans, etc..................... 38
                  12.1.2  Non-Payment of Other Debt......................... 38
                  12.1.3  Other Material Obligations........................ 38
                  12.1.4  Bankruptcy, Insolvency etc........................ 38
                  12.1.5  Non-Compliance with Provisions
                          of This Agreement................................. 39
                  12.1.6  Warranties........................................ 39
                  12.1.7  ERISA............................................. 39
                  12.1.8  Judgments and Attachments......................... 39
                  12.1.9  Change in Control................................. 40
          12.2  Effect of Event of Default.................................. 40

SECTION 13  THE AGENT....................................................... 40
          13.1  Appointment and Authorization; "Agent"...................... 40
          13.2  Delegation of Duties........................................ 40

          13.3  Liability of Agent.......................................... 41
          13.4  Reliance by Agent........................................... 41
          13.5  Notice of Default........................................... 42
          13.6  Credit Decision............................................. 42
          13.7  Indemnification of Agent.................................... 42
          13.8  Agent in Individual Capacity................................ 43
          13.9  Successor Agent............................................. 44
          13.10  Withholding Tax............................................ 44
          13.11  Co-Agent.  ................................................ 45

SECTION 14  GENERAL......................................................... 46
          14.1  Waiver; Amendments.......................................... 46
          14.2  Confirmations............................................... 46
          14.3  Notices..................................................... 46
          14.4  Subsidiary References....................................... 47
          14.5  Regulation U................................................ 47
          14.6  Costs, Expenses and Taxes................................... 47
          14.7  Indemnification by the Company.............................. 48
          14.8  Successors and Assigns...................................... 48
          14.9  Assignments; Participations................................. 49
                  14.9.1  Assignments....................................... 49
                  14.9.2  Participations.................................... 50
          14.10  Governing Law.............................................. 51
          14.11  Counterparts............................................... 51
          14.12  Effect of Amendment and Restatement........................ 51
          14.13  Forum Selection and Consent to
                   Jurisdiction............................................. 52
          14.14  Waiver of Jury Trial....................................... 52
          14.15  OREGON LEGAL NOTICE........................................ 52


SCHEDULE I        Commitments and Percentages
SCHEDULE II       Schedule of Subsidiaries
SCHEDULE 14.3     Lending Offices; Addresses for Notices

EXHIBIT A         Form of Note (Section 3.1)
EXHIBIT B         Form of Extension Request (Section 2.8)
EXHIBIT C         Form of Opinion of Counsel for the
                  Company (Section 11.1.5)
EXHIBIT D         Form of Assignment Agreement (Section 14.9)
EXHIBIT E         Form of Notice of Borrowing
EXHIBIT F         Form of Notice of Conversion/Continuation

                   AMENDED AND RESTATED CREDIT AGREEMENT
                   -------------------------------------

      This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 30, 1995 (as amended or otherwise modified from time to time, this "Agreement"), is entered into among FRED MEYER, INC., a Delaware corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Lenders"; individually, a "Lender"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent for the Lenders, and THE BANK OF NOVA SCOTIA, as co-agent.

                                  RECITALS
                                  --------

      WHEREAS, the Company, certain of the Lenders and Bank of America Illinois (formerly known as Continental Bank) ("BAI"), as agent for those Lenders, entered into a Credit Agreement dated as of June 30, 1994, as amended (the "Existing Credit Agreement"), which provides for the making of loans in the maximum principal amount of $400,000,000;

      WHEREAS, pursuant to an Assignment and Assumption Agreement dated as of October 30, 1995 between BAI and BofA, to be effective on the date hereof, BAI has assigned and delegated, and BofA has assumed all the rights and obligations of BAI in its capacity as Agent under the Existing Credit Agreement, and the Lenders and the Company desire to confirm their agreement with such assignment and appoint BofA as Agent hereunder, subject to the terms and conditions hereof;

      WHEREAS, in order to provide for an increase in the maximum principal amount of loans under the Existing Credit Agreement, as well as the clarification and modification of certain other terms and provisions of the Existing Credit Agreement, the Company, the Agent and the Lenders have agreed to amend and restate the representations, warranties, covenants, agreements and obligations of the Company in this Amended and Restated Credit Agreement, which completely amends, restates and replaces the Existing Agreement, all upon the terms and provisions and subject to the conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

      SECTION 1     DEFINITIONS AND INTERPRETATION.

      1.1 Definitions. When used herein the following terms shall have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms:

      Affected Lender means any Lender that has given notice to the Company (which has not been rescinded) of (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances of the nature described in Section
8.2 or 8.3.

      Affected Loan - see Section 8.3.

      Agent means BofA in its capacity as agent for the Lenders hereunder, and any successor agent arising under Section 13.9.

      Agent-Related Persons means the Agent and any successor agent arising under Section 13.9, together with their respective affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and affiliates.

      Agent's Payment Office means the address for payments set forth on
Schedule 14.3 or such other address as the Agent may from time to time specify.

      Agreement - see the Preamble.

      Alternate Reference Rate means at any time the greater of (a) the Federal Funds Rate plus 0.25% and (b) the Reference Rate.

      Arranger means BA Securities, Inc., a Delaware corporation.

      Assets Purchase Agreement means the Asset Purchase Agreement dated as of September 25, 1981, among the Company, FMI Acquisition Corporation and Fred Meyer Real Estate Properties, Ltd., as it may be amended from time to time.

      Assignee - see Section 14.9.1.

      Assignment Agreement - see Section 14.9.1.

      BAI - see the Recitals.

      BofA means Bank of America National Trust and Savings Association, a national banking association.

      Business Day means any day (other than a Saturday or Sunday) on which banks are open for commercial banking business in San Francisco, California and Portland, Oregon and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the interbank eurodollar market.

      Capital Lease means any lease of property (whether real, personal or mixed) which would, in accordance with GAAP, be required to be classified and accounted for on the books of the lessee as a capital lease.

      Change in Control means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities

Exchange Act of 1934, as amended) of outstanding shares of voting stock of the Company representing in excess of 50% of voting control of Company, which Person or Persons have beneficial ownership of less than 5% of the outstanding shares of voting stock of the Company as of the date of this Agreement.

      Code means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder. References to sections of the Code also refer to any successor sections.

      Commitment as to any Lender means the commitment of such Lender to make loans hereunder, as adjusted from time to time pursuant to Section
6.1 or Section 14.9. The amount of the initial Commitment of each Lender is set forth on Schedule I.

      Company - see the Preamble.

      Consolidated Long-Term Liabilities means, as of the date of any determination thereof, consolidated Debt for Borrowed Money of the Company and its Subsidiaries, secured or unsecured, (i) payable more than one year from such date, plus (ii) the Loans and Capital Leases to the extent maturing in a year or less, plus (iii) all other Debt for Borrowed Money not classified as current liabilities in the Company's financial reporting.

      Consolidated Net Tangible Net Worth means Consolidated Tangible Net Worth less (unless otherwise taken into account in determining consolidated net worth) the amounts of payments (whether in cash or issuance of Debt) made to employees in redemption of stock under Management Stock Agreements.

      Consolidated Tangible Net Worth means the consolidated net worth of the Company and its Subsidiaries less (unless otherwise deducted in determining consolidated net worth) the aggregate amount of any intangible assets of the Company and its Subsidiaries, including, without limitation, deferred financing and organizational costs (net of amortization), goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names, but not subtracting from consolidated net worth of the Company and its Subsidiaries the unamortized amount of such intangible assets arising out of the Assets Purchase Agreement and the purchase of Grand Central, Inc. in 1984, as shown on Company's audited consolidated financial statement as at January 29, 1994 previously delivered to the Lenders (such amount with respect to future calculations thereof to be determined in the same manner as the unamortized amount ($5,523,000) shown on such financial statement dated January 29, 1994).

      Consolidated Total Assets means the total consolidated assets of the Company and its Subsidiaries as shown on the most recent consolidated balance sheet of the Company and its Subsidiaries referred to in Section 9.4 or delivered to the Lenders pursuant to Section 10.1.

      Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than current accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, (f) all obligations of such Person in respect of Hedging Arrangements, (g) all Suretyship Liabilities of such Person and (h) all Debt (as defined above) of any partnership in which such Person is a general partner. The amount of the Debt of any Person in respect of Hedging Arrangements shall be deemed to be the unrealized net loss position of such Person thereunder (determined for each counterparty individually, but netted for all Hedging Arrangements maintained with such counterparty).

      Debt for Borrowed Money of any Person means all Debt of such Person described in (without duplication) clauses (a), (b), (c), (d) and, to the extent constituting a Suretyship Liability in respect of Debt for Borrowed Money of another Person, (g) of the definition of Debt. A Suretyship Liability arising under a TROL shall be deemed to be Debt for Borrowed Money.

      Default means any event which if it continues uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

      Dollar and the sign "$" mean lawful money of the United States of America.

      Effective Date - see Section 11.1.

      Environmental Laws means the Resource Conservation and Recovery Act of 1987, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, and any other federal, state or local statute, law, ordinance, code, rule, regulation order or decree regulating or relating to, or imposing liability or standards of conduct concerning, any hazardous materials or other hazardous or toxic substance, as now or at any time hereafter in effect.

      ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

      ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

      ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

      Eurocurrency Reserve Percentage means, for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the Board of Governors of the Federal Reserve System, or any governmental authority succeeding to its principal functions, for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities").

      Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).

      Eurodollar Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the Eurodollar Loans of such Lender hereunder or such other office or offices through which such Lender determines its

Eurodollar Rate. A Eurodollar Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

      Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, the average (rounded upward, if necessary, to the next higher 1/16th of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of each Reference Lender two Business Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about 11:00 a.m., New York City time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the Eurodollar Loan of such Reference Lender for such Interest Period.

      Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined pursuant to the following formula:

            Eurodollar Rate         =     Eurodollar Rate

            (Reserve Adjusted)            1-Eurocurrency
                                          Reserve Percentage

      The Eurodollar Rate shall be adjusted automatically as to all Eurodollar Rate Loans then outstanding as of the effective date of any change in the Eurocurrency Reserve Percentage.

      Event of Default means any of the events described in Section 12.1.

      Exemption Agreement - see Section 13.10.

      Existing Credit Agreement - see the Recitals.

      Extension Request - see Section 2.8.

      Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

      Fee Letter - see Section 5.2.

      Fiscal Quarter means any fiscal quarter of a Fiscal Year.

      Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the period of approximately 12 months ending on the Saturday closest to January 31 in each year.

      Fixed Charge Coverage Ratio means, as of the last day of any Fiscal Quarter, the ratio (calculated without duplication) of (a) the sum of the Company's consolidated net earnings before interest expense, taxes, depreciation and amortization for the period of four Fiscal Quarters ending on such day plus the Company's consolidated rental expense on operating leases (including rent paid pursuant to a TROL) for such period to (b) the sum of (i) the Company's consolidated interest expense for such period plus (ii) the Company's consolidated rental expense on operating leases (including rent paid pursuant to a TROL) for such period plus (iii) the amount classified as the current portion of all long-term debt (excluding, if applicable, the Loans) and lease obligations of the Company and its Subsidiaries on a consolidated balance sheet prepared on such day.

      Floating Rate Loan means any Loan which bears interest at or by reference to the Alternate Reference Rate.

      GAAP means those generally accepted accounting principles as in effect from time to time.

      Group - see Section 2.2.

      Hedging Arrangement means any interest rate swap, cap or collar agreement, currency swap agreement, commodity swap agreement or other arrangement designed to hedge interest rate an/or currency risk or changes in commodity prices.

      Interest Period means, with respect to any Eurodollar Loan, the period commencing on and including the date such Loan is made or is converted from a Floating Rate Loan, or on the last day of the immediately preceding Interest Period for such Loan, and ending on but excluding the day which is one, two, three or six months thereafter, as the Company shall specify in the related Notice of Borrowing or Notice of Conversion/Continuation pursuant to Section 2.3 or 2.4; provided, however, that

      (a) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the immediately succeeding Business Day (unless such succeeding Business Day would be the first Business Day of a calendar month, in which case such Interest Period shall end on the immediately preceding Business Day);

      (b) if there exists no day in the appropriate subsequent calendar month numerically corresponding to the first day of such Interest Period, such Interest Period shall end on the last Business Day of such month; and

      (c) the Company may not select any Interest Period which extends beyond the scheduled Termination Date.

      Lender - see the Preamble.

      Lien means, when used with respect to any Person, any interest of any other Person in any real or personal property asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

      Loan - see Section 2.1.

      Loan Documents means this Agreement, the Notes, the Fee Letter and all other documents delivered to the Agent or any Lender in connection herewith.

      Management Stock Agreement means any agreement between the Company and key employees which provides for the sale of stock to employees with repurchase rights of, and obligations in, the Company.

      Margin Stock means any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

      Material Adverse Effect means a material adverse effect on the ability of the Company to timely and fully perform any of its payment or other material obligations under this Agreement or any Note.

      Material Subsidiary means any Subsidiary which either (a) has assets which constitute 5% or more of the consolidated assets of the Company and its Subsidiaries or (b) has revenues during its most recently-ended fiscal year which constitute more than 5% of the consolidated revenues of the Company and its Subsidiaries during the most recently-ended Fiscal Year.

      Multiemployer Plan means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA
Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

      Note - see Section 3.1.

      Notice of Borrowing means a notice in substantially the form of Exhibit E.

      Notice of Conversion/Continuation means a notice in substantially the form of Exhibit F.

      Objecting Lender - see Section 2.8.

      Occupational Safety and Health Law means the Occupational Safety and Health Act of 1970 and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating or relating to, or imposing liability or standards of conduct concerning, employee health and/or safety, as now or at any time hereafter in effect.

      Participant - see Section 14.9.2.

      PBGC means the Pension Benefit Guaranty Corporation, or any governmental authority succeeding to any of its principal functions under ERISA.

      Pension Plan means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

      Percentage means as to any Lender the percentage which the amount of such Lender's Commitment is of the aggregate amount of Commitments (or, if the Commitments have terminated, which the principal amount of such Lender's outstanding Loans is of the principle amount of all outstanding Loans). The Percentages of Lenders as of the Effective Date are set forth in Schedule I.

      Person means any natural person, corporation, partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

      Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

      Reference Lender means each of NationsBank, The Bank of New York, The Bank of Nova Scotia and BofA.

      Reference Rate means at any time the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

      Release means a "release", as such term is defined in CERCLA.

      Reportable Event means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

      Required Lenders means Lenders having an aggregate Percentage of 66-2/3% or more.

      SEC means the Securities and Exchange Commission.

      Subsidiary means, with respect to any Person, any corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

      Suretyship Liability means any agreement, undertaking or other contractual arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability (including accounts payable) of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. Suretyship Liability shall include any liability or contingent liability of a Person under or in connection with a TROL. The amount of any Person's obligation under any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the indebtedness, obligation or other liability guaranteed thereby. As of any date, the amount of any Person's obligation under any TROL shall be equal to the amount which such Person would be obligated to pay if the TROL was accelerated on such date (disregarding accrued scheduled lease payments which would be characterized as interest if such TROL were treated as a Capital Lease under GAAP).

      Termination Date means June 30, 2000, as such date is extended from time to time pursuant to Section 2.8 or such other date on which the Commitments shall terminate pursuant to Section 6.1 or 12.2.

      TROL means any tax retention operating lease, off balance sheet lease, synthetic lease or similar lease transaction where the lessee is treated as owner of the leased property for U.S. federal income tax purposes while the lease is accounted for on the financial statements of the lessee, prepared in accordance with GAAP, as an operating lease, including without limitation that certain Lease Agreement (Tax Retention Operating Lease) dated as of May 5, 1995 between First Security Bank of Utah, N.A., as lessor, and the Company, as lessee.

      Type of Loan or Borrowing - see Section 2.2. The types of Loans or borrowings under this Agreement are as follows: Floating Rate Loans or borrowings and Eurodollar Loans or borrowings.

      Unfunded Pension Liability means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

      1.2 Computations; Changes in GAAP. Where the character or amount of any asset or liability or any item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for purposes of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP. If any change in accounting principles from those used in the preparation of the audited financial statements referred to in Section
9.4 hereafter occasioned by the promulgation of any rule, regulation, pronouncement or opinion by or required by the Financial Accounting Standards Board of the American Institute of Certified Public
Accountants (or successors thereto or agencies with similar functions) results in a change in the method of calculation of financial covenants, standards or terms found in Section 1 or 10, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Company's financial condition shall be the same after such change as if such change had not been made.

      1.3 Cross-References; Section Captions. A Section, an Exhibit or a Schedule is, unless otherwise stated, a reference to a section hereof or an exhibit or schedule hereto, as the case may be. Section captions are for convenience only and shall not affect the interpretation of this Agreement.

      SECTION 2 COMMITMENTS OF THE LENDERS; TYPES OF LOANS; BORROWING AND CONVERSION PROCEDURES.

      2.1 Commitments. Subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to the Company on a revolving basis

(collectively the "Loans" and individually each a "Loan") from time to time before the Termination Date in such Lender's Percentage of such aggregate amounts as the Company may from time to time request from all Lenders; provided, however, that (i) the aggregate principal amount of all Loans which any Lender shall be committed to have outstanding hereunder shall not at any time exceed the amount of such Lender's Commitment; and (ii) the aggregate principal amount of all Loans which all Lenders shall be committed to have outstanding hereunder shall not at any time exceed $500,000,000 (as such amount is reduced from time to time pursuant to Section 6.1).

      2.2 Various Types of Loans. Each Loan shall be either a Floating Rate Loan or a Eurodollar Loan (each a "type" of Loan), as the Company shall specify in the related Notice of Borrowing or Notice of Conversion/Continuation pursuant to Section 2.3 or 2.4. Eurodollar
Loans having the same Interest Period are sometimes alled a "Group" or collectively "Groups". Floating Rate Loans and Eurodollar Loans may be outstanding at the same time provided that (i) not more than eight different Groups of Loans shall be outstanding at any one time and (ii) the aggregate principal amount of each Group of Loans shall at all times (including after giving effect to any conversion or continuation of any Loans) be at least $10,000,000 (in the case of a Eurodollar Loan) and an integral multiple of $1,000,000.

      2.3 Borrowing Procedures. The Company shall give written or telephonic notice (in the case of telephonic notice, followed promptly by written notice by facsimile) to the Agent of each proposed borrowing in the form of a Notice of Borrowing not later than (a) in the case of a Floating Rate borrowing, 9:00 a.m., San Francisco time, on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, 9:00 a.m., San Francisco time, at least three Business Days prior to the proposed date of such borrowing. Each such Notice of Borrowing shall be effective upon receipt by the Agent and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period therefor. Promptly upon receipt of such Notice of Borrowing, the Agent shall advise each Lender thereof. Not later than 11:00 a.m., San Francisco time, on the date of a proposed borrowing, each Lender shall provide the Agent at the Agent's Payment Office with immediately available funds covering such Lender's Percentage of such borrowing and, subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to such borrowing, the Agent will then make such funds available to the Company at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Lenders or by wire transfer in accordance with written instructions provided to the Agent by the Company with the applicable Notice of Borrowing, in each case in like funds as received by the Agent. Each borrowing shall be on a Business Day. Each borrowing shall be in aggregate amount of at least $1,000,000, in the case of Floating Rate Loans, or $10,000,000, in the case of Eurodollar Loans, and shall be in an integral multiple of $1,000,000.

      2.4 Continuation and Conversion Procedures. Subject to the provisions of the last sentence of Section 2.2, the Company may convert all or any part of any outstanding Loan into a Loan of a different type, or continue all or any part of any outstanding Eurodollar Loan for a succeeding Interest Period beginning on the last day of the current Interest Period for such Loan, by giving written or telephonic notice (in the case of telephonic notice, followed promptly by written notice by facsimile) to the Agent in the form of a Notice of Conversion/Continuation not later than (a) in the case of conversion into a Floating Rate Loan, 9:00 a.m., San Francisco time, on the proposed date of such conversion, and (b) in the case of a conversion into or continuation of a Eurodollar Loan, 9:00 a.m., San Francisco time, at least three Business Days prior to the proposed date of such conversion or continuation. Each Notice of Conversion/Continuation shall be effective upon receipt by the Agent and shall specify the date and amount of such conversion or continuation, the amount of the Loan to be so converted or continued and, in the case of a conversion into or continuation of a Eurodollar Loan, the initial or subsequent Interest Period therefor, as applicable. Promptly upon receipt of such Notice of Conversion/Continuation, the Agent shall advise each Lender thereof. Subject to Section 2.5, such Loan shall be so converted or continued on the requested date of conversion or continuation. Each conversion and continuation shall be on a Business Day. If the Company fails to give a timely Notice of Conversion/Continuation with respect to a Eurodollar Loan, such Loan shall automatically convert to a Floating Rate Loan on the last day of the Interest Period therefor.

      2.5 Conditions. Notwithstanding any other provision of this Agreement, no Lender shall be obligated to make any Loan, or to convert into or permit the continuation at the end of the applicable Interest Period of any Eurodollar Loan, if an Event of Default or Default exists.

      2.6 Pro Rata Treatment. All borrowings, conversions and repayments shall be effected so that after giving effect thereto, each Lender will have a pro rata share (according to its Percentage) of all types and Groups of Loans.

      2.7 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but a Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

      2.8 Extension of Termination Date. On or before May 1 of each year, commencing on May 1, 1996, the Company may, at its option, deliver to the Agent (which shall promptly notify each Lender) a signed copy of an extension request (an "Extension

Request") in the form of Exhibit B, requesting an extension of the Termination Date for a period of one year. On or before June 1 of each year that the Company has delivered an Extension Request, each Lender shall have the right, in its sole and absolute discretion, to deliver a written notice to the Agent consenting to or rejecting the requested extension. If a Lender has not given such notice to the Agent by June 1 of such year, such Lender shall be deemed not to have consented to such extension. If all Lenders consent to an Extension Request, the Termination Date shall be extended for an additional year effective on June 1 of the applicable year. If any Lender (an "Objecting Lender") rejects, or is deemed not to have consented to, an Extension Request by June 1 of the applicable year, the Termination Date shall not be so extended; provided that if Lenders with an aggregate Percentage of 20% or less are Objecting Lenders, then the Termination Date shall be so extended if, on or before June 30 of the applicable year, the Company
(a) replaces each Objecting Lender pursuant to Section 8.7 with Lenders (which may be existing or new Lenders) which consent to the applicable Extension Request or (b) to the extent all Objecting Lenders have not been so replaced, by notice to the Agent and each Objecting Lender, terminates the Commitments of all Objecting Lenders (and concurrently pays to the Agent for the account of each Objecting Lender all amounts owed to such Objecting Lender hereunder) and reduces the aggregate amount of all of the Commitments by a corresponding amount.

      SECTION 3     NOTES EVIDENCING LOANS

      3.1 Notes. The Loans of each Lender shall be evidenced by a promissory note (as amended, supplemented, replaced or otherwise modified from time to time, individually each a "Note" and collectively for all Lenders the "Notes") substantially in the form set forth in Exhibit A, with appropriate insertions, dated the Effective Date (or such other date as shall be satisfactory to the Agent), payable to the order of such Lender in the principal amount of the Commitment of such Lender (or, if less, in the aggregate unpaid principal amount of such Lender's Loans) on the Termination Date.

      3.2 Recordkeeping. Each Lender shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Lender, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

      SECTION 4     INTEREST.

      4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on and including the date of such Loan to but excluding the date such Loan is paid in full, as follows:

            (a) at all times while such Loan is a Floating Rate Loan, at a rate per annum equal to the Alternate Reference Rate from time to time in effect; and

            (b) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus 0.275%;

provided, however, that if any principal of any Loan is not paid when due (by acceleration or otherwise), such principal shall thereafter bear interest at a rate per annum equal to the sum of the Alternate Reference Rate from time to time in effect plus 1%.

      4.2 Interest Payment Dates. Accrued interest on each Floating Rate Loan shall be payable on the last day of each January, April, July and October and on the Termination Date. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of any Eurodollar Loan with an Interest Period exceeding three months, on each three-month anniversary of the first day of such Interest Period) and on the Termination Date. During the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

      4.3 Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Lender. Each determination of the applicable Eurodollar Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Agent in determining any applicable Eurodollar Rate hereunder.

      Each Reference Lender agrees to use reasonable efforts to timely notify the Agent of its applicable rate for each Interest Period (as contemplated in the definition of Eurodollar Rate). If, as to any Interest Period, any Reference Lender is unable or fails to notify the Agent of its applicable rate by 9:00 a.m., San Francisco time, two Business Days before such Interest Period, then the Eurodollar Rate shall be determined on the basis of the rates of the other Reference Lenders.

      4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days (or, in the case of Floating Rate Loans bearing interest at the Reference Rate, 365 or 366 days, as appropriate). The applicable interest rate for each Floating Rate Loan shall change simultaneously with each change in the Reference Rate.

      SECTION 5     FEES.

      5.1 Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee for the period from and including the Effective Date to but excluding the Termination Date in an amount equal to 0.15% per annum of the daily average of the amount of such Lender's Commitment (whether used or unused). Such facility fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such facility fee shall not have been theretofore paid. The facility fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

      5.2 Agent's Fee. The Company shall pay an agency fee to the Agent for the Agent's own account, as required by the letter agreement ("Fee Letter") between the Company and Agent (as successor-by-assignment to BAI, as Agent) dated July 7, 1994, or as otherwise agreed to from time to time by the Company and the Agent.

      SECTION 6     REDUCTION OR TERMINATION OF THE COMMITMENTS;
                    PREPAYMENTS; REPAYMENT

      6.1 Reduction or Termination of the Commitments. The Company may from time to time on at least five Business Days' prior written notice received by the Agent (which shall promptly advise each Lender thereof) permanently reduce the amount of the Commitments to an amount not less than the aggregate unpaid principal amount of the Loans. Any such reduction shall be in an amount that is an integral multiple of $10,000,000 and shall be pro rata among the Lenders according to their respective Percentages. The Company may at any time on like notice terminate the Commitments upon payment in full of all Loans and all other obligations of the Company hereunder. Once reduced in accordance with this Section, the Commitments may not be increased.

      6.2 Prepayments. The Company may from time to time prepay the Loans in whole or in part, provided that (a) the Company shall give the Agent (which shall promptly advise each Lender) written notice thereof not later than 9:00 a.m., San Francisco time, on the date of such prepayment, in the case of Floating Rate Loans, and not less than three Business Days prior to the date of such prepayment, in the case of Eurodollar Loans, in each case specifying the Loans to be prepaid and the date (which shall be a Business Day) and amount of prepayment, (b) each partial prepayment of Loans shall be in an aggregate principal amount of at least $10,000,000 and an integral multiple of $1,000,000 and (c) any prepayment of Eurodollar Loans on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to
Section 8.4. After giving effect to any prepayment of Eurodollar Loans, each Group of Eurodollar Loans shall be at least $10,000,000 and an integral multiple of $1,000,000.

      6.3 Repayment. The Company shall repay to the Lenders on the Termination Date the aggregate principal amount of Loans outstanding on such date.

      SECTION 7     MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

      7.1 Making of Payments. All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Company to the Agent in immediately available funds at the Agent's Payment Office not later than 10:00 a.m., San Francisco time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the immediately following Business Day. The Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Agent for the account of such Lender.

      All payments under Sections 8.1 and 8.4 shall be made by the Company directly to the Lender entitled thereto.

      7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Agent shall advise such Lender as to the application of such payment.

      7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Notes, or of any fee, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day), and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

      7.4 Setoff. The Company agrees that the Agent and each Lender have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Default under Section 12.1.4 or any Event of Default exists, the Agent and each Lender may apply to the payment of any obligations of the Company hereunder, whether or not then due), any and all balances, credits, deposits, accounts or moneys of the Company (excluding amounts held in trust accounts for the benefit of Persons other than the Company) then or thereafter with the Agent or such Lender.

      7.5 Proration of Payments. If any Lender shall obtain by payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Note in excess of its pro rata share of payments and other recoveries obtained by all Lenders on account of principal of and interest on all Notes (other than any non-pro rata interest payment resulting from a Loan being an Affected Loan or as a result of replacement of a Lender pursuant to Section 8.7), such Lender shall purchase from the other Lenders such participation in the Notes held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

      7.6   Taxes.

      (a) All payments by the Company of principal, interest, fees, indemnities and other amounts payable hereunder and under the Notes shall be made to the recipient thereof without setoff counterclaim and free and clear of, and without withholding or deduction for or on account of, any present or future Taxes (other than Excluded Taxes) now or hereafter imposed on such recipient or its income, property, assets or franchises (such recipient's "Recipient Taxes"), except to the extent that such withholding or deduction (i) is required by applicable law,
(ii) results from the breach by such recipient of its Exemption Agreement, or (iii) would not be required if such recipient's Exemption Representation (as defined below) were true. If any such withholding or deduction is required by applicable law, the Company will:

            (A) pay to the relevant authorities the full amount if required to be withheld or deducted;

            (B) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authorities; and

            (C) except to the extent that such withholding or deduction results from the breach, by the recipient of a payment, of its Exemption Agreement or would not be required if such recipient's Exemption Representation were true, pay to the Agent for the account of the relevant recipient such additional amount as is necessary to ensure that the net amount actually received by such recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

For the purposes of this Section 7.6, (a) "Taxes" means, with respect to any Person, taxes, assessments or other governmental charges or levies imposed upon such Person, such Person's income or any of such Person's properties, franchises or assets; and (b) "Excluded Taxes" means, in the case of payments made to any Lender or the Agent, all of the following: taxes imposed upon the overall gross or net income or receipts of such Lender or the Agent, franchise taxes imposed upon such Lender or the Agent with respect to its gross or net income or receipts by the jurisdiction under the laws of which such Lender or the Agent, as the case may be, is organized or any political subdivision thereof, and franchise taxes imposed upon such Lender or the Agent with respect to its gross or net income or receipts by the jurisdiction in which such Lender's or the Agent's applicable lending office is located or any political subdivision thereof.

      (b) Each Lender hereby represents and warrants (such Lender's "Exemption Representation") to the Company that on the Effective Date (or, if later, the date such Lender becomes a party to this Agreement) it is entitled to receive payments of principal of, and interest on, Loans made by such Lender without withholding or deduction for or on account of such Lender's Recipient Taxes imposed by the United States of America or any political subdivision thereof.

      The provisions of this Section shall survive repayment of the Loans, cancellation of the Notes and any termination of the Commitments or this Agreement.

      7.7   Funding Reliance.

      (a) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

      (b) Unless the Agent receives notice from a Lender at least one Business Day prior to the date of a requested borrowing that such Lender will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Lender's Percentage of the borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Lender shall on the Business Day following such borrowing date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (b) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the date of borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the borrowing date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such borrowing.

      SECTION 8     INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR
                    LOANS.

      8.1 Increased Costs. (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Eurodollar Office of such Lender) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

            (A) shall subject any Lender (or any Eurodollar Office of such Lender) to any tax, duty or other charge with respect to its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for taxes imposed on or measured by the overall gross or net income or receipts of such Lender or its Eurodollar Office imposed by the jurisdiction, or any political subdivision thereof or taxing authority therein, in which such Lender's principal executive office or Eurodollar Office is located or in which such Lender is incorporated); or

            (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section
      4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (or any Eurodollar Office of such Lender); or

            (C) shall impose on any Lender (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) such Lender (or any Eurodollar Office of such Lender) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Eurodollar Office) under this Agreement or under its Note with respect thereto, then within 15 days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis of such demand, a copy of which shall be furnished to the Agent), the Company shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or such reduction.

      (b) If, after the Effective Date, any Lender shall reasonably determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurodollar Office) or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of such Lender's obligations hereunder (including, without limitation, such Lender's Commitment) to a level below that which such Lender or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within 15 days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis of such demand, a copy of which shall be furnished to the Agent), the

Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling Person for such reduction.

      8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

      (a) the Agent is advised by two or more Reference Lenders that deposits in Dollars (in the applicable amounts) are not being offered to such Reference Lenders in the relevant market for such Interest Period, or the Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

      (b) Lenders having an aggregate Percentage of 33% or more advise the Agent that the Eurodollar Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding such Loans for such Interest Period, or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the reasonable opinion of such Lenders materially affects such Loans, then, the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Floating Rate Loan.

      8.3 Changes in Law Rendering Eurodollar Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund Eurodollar Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert into Eurodollar Loans (but shall make Floating Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Lenders which are not so affected, in each case in an amount equal to such Lender's Percentage of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, if such Lender so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Floating Rate Loan. Each

Floating Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall, notwithstanding any other provision of this Agreement, remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

      8.4 Funding Losses. The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed, a copy of which shall be furnished to the Agent) the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan, but excluding any loss of margin), as reasonably determined by such Lender, as a result of (a) any payment (including, without limitation, after acceleration thereof) or prepayment or conversion of any Eurodollar Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including, without limitation, any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow or convert any Loans on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation pursuant to this Agreement (other than as a result of a default by such Lender or the Agent). For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

      8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of such Lender to make such Loan, provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

      8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

      8.7 Mitigation of Circumstances; Replacement of Affected Lender or Objecting Lender. (a) Each Lender shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or
8.1 (ii) the occurrence of any circumstance of the nature described in
Section 8.2 or 8.3 (and if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender's reasonable judgment, be otherwise disadvantageous to such Lender.

      (b) At any time any Lender is an Affected Lender or an Objecting Lender, the Company may replace such Lender as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Agent, such bank(s) or financial institution(s) to have a Commitment or Commitments, as the case may be, in such amounts as shall be reasonably satisfactory to the Agent (and upon notice from the Company such Affected Lender or Objecting Lender shall assign, without recourse or warranty, its Commitment, its Loans, its Note and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid non-use fees, any amounts payable under Section 8.4 as a result of such Lender receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Lender or Objecting Lender hereunder).

      8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and any termination of the Commitments or this Agreement (provided that any claim for compensation by a Lender under such Sections shall be made to the Company not later than 45 days after the later to occur of repayment in full of the Loans and termination of the Commitments).

      SECTION 9     WARRANTIES.

      To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans hereunder, the Company warrants to the Agent and the Lenders that:

      9.1 Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; each Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its organization; and the Company and each Subsidiary is duly qualified to do business in each other jurisdiction where the nature of its business makes such qualification necessary, except where such failure to so qualify would not have a Material Adverse Effect.

      9.2 Authorization; No Conflict. The execution and delivery by the Company of this Agreement and each Note, the borrowings hereunder, and the performance by the Company of its obligations under this Agreement and each Note are within the corporate powers of the Company, have been duly authorized by all necessary corporate action on the part of the Company (including any necessary shareholder action), have received all necessary governmental approval, and do not and will not (a) violate any provision of law, rule or regulation or any order, decree, judgment or award which is binding on the Company or any Subsidiary, (b) contravene or conflict with, or result in a breach of, any provision of the Certificate of Incorporation, By-Laws or other organizational documents of the Company or any Subsidiary or of any agreement, indenture, instrument or other document which is binding on the Company or any Subsidiary or (c) result in, or require, the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

      9.3 Validity and Binding Nature. This Agreement is, and upon the execution and delivery thereof each Note will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      9.4 Financial Information. The Company's audited consolidated financial statements as at January 28, 1995 and unaudited consolidated financial statements as at August 12, 1995, copies of which have been furnished to the Lenders, have been prepared in accordance with generally accepted accounting principles (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and fairly present the financial condition of the Company and its Subsidiaries on a consolidated basis as of such dates and their consolidated results of operations for the Fiscal Year and fiscal period then ended.

      9.5 No Material Adverse Change. Since the date of the audited financial statements described in Section 9.4, there has been no event or occurrence which has had or is reasonably likely to have a Material Adverse Effect.

      9.6 Litigation and Contingent Liabilities. Except as set forth in the Company's Annual Report on Form 10-K for the Fiscal Year ended
January 28, 1995 and the Company's Quarterly Report on Form 10-Q for the Fiscal Quarter ended August 12, 1995, no litigation (including, without limitation, derivative actions), arbitration proceeding or governmental proceeding is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which, if adversely decided, is reasonably likely to result, either individually or collectively, in a Material Adverse Effect. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities not provided for or disclosed in the financial statements referred to in
Section 9.4.

      9.7 Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good and sufficient title to, or a subsisting leasehold interest in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear of all Liens, except as permitted pursuant to Section 10.7.

      9.8 Subsidiaries. Set forth on Schedule II is a complete and accurate list of name and jurisdiction of organization of each Subsidiary of the Company and the percentage ownership interest of the Company and its other Subsidiaries in each such Subsidiary.

      9.9   Pension Plans.

            (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification, in each case except as the same could not result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to
Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, in each case except as the same could not result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty.

            (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

            (c) (i) No ERISA Event has occurred or is reasonably expected to occur which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty; (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

      9.10  Regulated Industry.  Neither the Company nor any Subsidiary is
(a) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      9.11 Regulations G, U and X. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose.

      9.12 Taxes. Each of the Company and each Subsidiary has filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

      9.13 Environmental and Safety and Health Matters. To the best of the knowledge of the Company, after inquiry it has deemed appropriate, the Company and each Subsidiary is in compliance with all Environmental Laws and Occupational Safety and Health Laws where failure to comply could have a Material Adverse Effect. Neither the Company nor any Subsidiary has received notice of any claims that any of them is not in compliance in all material respects with any Environmental Law where failure to comply could have a Material Adverse Effect.

      9.14 Compliance with Law. Each of the Company and each Subsidiary is in compliance with all statutes, judicial and administrative orders, permits and governmental rules and regulations which are material to its business or the non-compliance with which could result in any material fine, penalty or liability.

      9.15 Information. All information heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all information hereafter furnished by or on behalf of the Company or any Subsidiary to any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information, taken as a whole, does not and will not omit to state any material fact necessary to make such information, taken as a whole, not misleading.

      SECTION 10  COVENANTS.

      Until the expiration or termination of the Commitments and thereafter until all obligations hereunder and under the Notes are paid in full, the Company agrees that, unless at any time the Required
Lenders shall otherwise expressly consent in writing, it will:

      10.1 Reports, Certificates and Other Information. Furnish to each Lender through the Agent:

      10.1.1 Audit Report. Promptly when available and in any event within 100 days after the close of each Fiscal Year, a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Year certified, without disclaimer of opinion and without qualification as to going concern, by Deloitte & Touche or other independent auditors of recognized national standing selected by the Company, together with a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual report by such auditors, they have not become aware of any Event of Default or Default that has occurred and is continuing or, if they have become aware of any such event, describing it in reasonable detail.

      10.1.2 Interim Reports. Promptly when available and in any event within 60 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and consolidated statements of earnings and cash flow for such quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such quarter, together with a certificate of the President, the Chief Financial Officer, the Controller or the Treasurer of the Company to the effect that such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the date and periods indicated (subject to normal year-end adjustments).

      10.1.3 Compliance Certificate. Concurrently with each set of financial statements delivered pursuant to Section 10.1.1 and 10.1.2, a certificate of the President, the Chief Financial Officer, the Controller or the Treasurer of the Company, in form and substance reasonably satisfactory to the Agent and the Required Lenders, (a) to the effect that such officer is not aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it in reasonable detail, and (b) containing a computation of each of the financial ratios and restrictions set forth in Section 10.6.

      10.1.4 Reports to SEC. Promptly upon the filing or sending thereof, a copy of any annual, period or special report or registration statement (inclusive of exhibits thereto) filed by the Company or any Subsidiary with the SEC or any securities exchange and of each communication from the Company or any Subsidiary to shareholders generally.

      10.1.5 Notice of Default, Litigation and ERISA Matters. Immediately upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto: (a) the occurrence of an Event of Default or a Default; (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the assets of any thereof is subject which, if adversely determined, is reasonably likely to have a Material Adverse Effect; (c) the occurrence of any of the following events affecting the Company or any ERISA Affiliate, along with a copy of any notice with respect to such event that is filed with a governmental authority and any notice delivered by a governmental authority to the Company or any ERISA Affiliate with respect to such event: (i) an ERISA Event which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty, (ii) a material increase in the Unfunded Pension Liability of any Pension Plan, (iii) the adoption of, or the commencement of any material contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate, or
(iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and (d) any other event or occurrence which has had or is reasonably likely to have a Material Adverse Effect.

      10.1.6 Subsidiaries. Promptly from time to time a written report of any change in the list of its Subsidiaries.

      10.1.7 Other Information. From time to time such other information concerning the Company and its Subsidiaries as any Lender or the Agent may reasonably request.

      10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records reflecting all of its business affairs and transactions in accordance with sound business practices sufficient to allow the preparation of the Company's consolidated financial statements in accordance with GAAP; and permit, and cause each Subsidiary to permit, any Lender or the Agent or any representative thereof, at such Lender's or the Agent's expense unless an Event of Default exists, during reasonable business hours and on reasonable notice, to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Agent or any representative thereof), and to examine (and make copies of) any of its books or other corporate records.

      10.3 Insurance. Maintain, and cause each Subsidiary to maintain, with responsible and financially-sound insurance companies or associations, insurance in such amounts and covering such risks (and having such deductibles and self-insurance) as is usually maintained by companies engaged in similar businesses and owning similar properties similarly situated.

      10.4 Compliance with Law; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders the non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its assets, provided, however, that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto.

      10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.10) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its foreign qualification in each other jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing will not have a Material Adverse Effect).

      10.6  Financial Ratios and Restrictions.

      10.6.1 Minimum Consolidated Tangible Net Worth. Not at any time permit Consolidated Tangible Net Worth to be less than the sum of (a) $425,000,000 plus (b) 50% of the Company's cumulative consolidated net earnings for all Fiscal Quarters ending after January 30, 1994 (but disregarding any Fiscal Quarter in which there is a loss) plus (c) 50% of the amount by which the shareholders' equity of the Company is increased by the issuance of capital stock (or the exercise of warrants or options in respect thereof) after January 30, 1994.

      10.6.2 Long-Term Liabilities to Net Worth Ratio. Not at any time permit the ratio of Consolidated Long-Term Liabilities to Consolidated Tangible Net Worth to exceed 1.5 to 1.

      10.6.3 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than
1.4 to 1.

      10.7 Limitation on Liens. Not, and not permit any Material Subsidiary to, create or permit to exist any Lien with respect to any assets now owned or hereafter acquired, except:

      (a)   Liens existing on the date of this Agreement;

      (b) Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings unless the judgment secured thereby shall not have been stayed, bonded or discharged within 60 days;

      (c) Liens incidental to the normal conduct of business of the Company or any Material Subsidiary or the ownership of their respective assets and Liens to secure the performance of bids, tenders or trade contracts, materialmens' and mechanics' liens, and Liens to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in each case which are not incurred in connection with the incurrence of Debt and which do not in the aggregate impair the use of any such asset in the operation of the business of the Company or any Material Subsidiary or the value of any such asset for the purposes of any such business;

      (d) pledges or deposits (other than any Lien imposed by ERISA and not permitted under clause (g) of this Section) to secure obligations under workers' compensation and unemployment compensation laws or similar legislation to secure public or statutory obligations of the Company or any Material Subsidiary;

      (e) any Lien (i) on assets (including Liens arising under Capital Leases) imposed in connection with the financing of all or part of the purchase price therefor on the cost of the construction, extension or improvement of any new or existing asset created contemporaneously with, or within 270 days after, such acquisition, completion of such construction, such extension or such improvement, (ii) existing on assets at the time of the acquisition thereof by the Company or any Material Subsidiary, (iii) existing on assets or the outstanding shares or Debt of a corporation at the time such corporation is merged into or consolidated with the Company or any Material Subsidiary or at the time of a sale, lease or other disposition of the assets or outstanding shares of Debt of a corporation or firm as an entirety to the Company or any Material Subsidiary, or (iv) arising in connection with the purchase of inventory, supplies or services from trade creditors on customary business terms; provided that the amount secured by any Lien described in this clause (e) shall not exceed the lesser of the fair market value or cost of the related asset at the time of the imposition of such Lien;

      (f) Liens associated with any tenant's leasehold interest in any asset of the Company or a Material Subsidiary incurred solely in conjunction with leasing such asset;

      (g) Liens for taxes or assessments or other governmental charges or levies which either are not yet due and payable or are currently being contested in good faith by appropriate proceedings;

      (h) Liens securing Debt of a Material Subsidiary owing to the Company or another Material Subsidiary;

      (i) the extension, renewal or replacement of any Lien permitted by the foregoing clauses of this Section 10.7 in respect of the same asset subject to such Lien (but without increase in the principal amount of the Debt secured thereby);

      (j) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Material Subsidiaries or which customarily exist on properties of Persons engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Material Subsidiaries; and

      (k)   Liens not otherwise permitted by the foregoing clauses of this
            Section 10.7 so long as the sum, without duplication, of (x) all obligations secured by such Liens and (y) Debt of Material Subsidiaries permitted solely by clause (f) of Section 10.8 does not exceed 15% of Consolidated Total Assets.

      10.8 Debt. Not permit any Material Subsidiary to incur or permit to exist any Debt, except:

      (a)   Debt owed to the Company or to another Material Subsidiary;

      (b)   Debt outstanding on the date hereof;

      (c)   Debt secured by Liens permitted by clause (e) of Section 10.7;

      (d)   Debt outstanding when such entity becomes a Material
            Subsidiary or is merged or consolidated with another Material Subsidiary;

      (e) Debt in respect of commercial letters of credit issued to support the purchase of goods by the applicable Material Subsidiary in the ordinary course of business; and

      (f)   Debt not otherwise permitted by the foregoing clauses of this
            Section 10.8 so long as the sum, without duplication, of (x) all such Debt and (y) all obligations secured by Liens permitted solely by clause (k) of Section 10.7 does not exceed 15% of consolidated Total Assets.

      10.9 Guaranties, Loans and Advances. Not, and not permit any Material Subsidiary to, become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person or make or permit to exist any loans or advances to any other Person, except for (i) the endorsement, in the ordinary course of collection, of instruments payable to it or to its order, (ii) loans or advances constituting indebtedness of Subsidiaries to the Company or to other Subsidiaries or of the Company to Subsidiaries, guaranties by the Company of the obligations of Subsidiaries and guaranties by Subsidiaries of obligations of the Company and of other Subsidiaries, (iii) advances not to exceed, in the aggregate for Company and all Material Subsidiaries at any one time outstanding, $100,000 to officers, employees, subcontractors or suppliers, (iv) loans or advances to employees in connection with the purchase of the Company's stock under Management Stock Agreements, (v) advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, (vi) notes to the Company from Frontier Associates in the amount of $5,000,000, (vii) guaranties provided for in Section
1.9 of the Assets Purchase Agreement, (viii) continuing obligations of the Company or any Subsidiary, not exceeding $9,000,000 in the aggregate for the Company and all Subsidiaries payable during any Fiscal Year, as assignor of any lease or other agreement which has been assigned to any other Person, (ix) guaranties by Company or any Subsidiary of the performance of obligations of Subsidiaries (other than obligations constituting Debt for Borrowed Money except for obligations under Capital Leases) entered into in the ordinary course of business, and (x) letters of credit issued to Multiemployer Plans. Any obligations of the Company or any Material Subsidiary under any TROL to which it is a party (whether matured or unmatured or contingent) shall not be deemed to be prohibited by this Section 10.9.

      10.10 Mergers, Consolidations, Sales. Not, and not permit any Material Subsidiary (or Subsidiary that would become a Material Subsidiary as a result of such transaction) to, be a party to any merger or consolidation, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets or sell or assign with or without recourse any receivables, except that (a) the Company may be a party to a merger or consolidation if the Company is the surviving corporation and no Event of Default or Default exists or would result from such merger or consolidation, and
(b) any Subsidiary may be a party to a merger or consolidation, or sell all or substantially all of its assets if the Company (directly or indirectly through its Subsidiaries) maintains a percentage of ownership of the surviving or acquiring corporation similar to its percentage of ownership of the prior or selling Subsidiary and no Event of Default or Default, exists or would result from such merger, consolidation or sale. Notwithstanding the foregoing, the Company or any Material Subsidiary may contribute all of the stock of, or all or substantially all of the assets of, a Material Subsidiary to a joint venture which is at least 50% owned by the Company or a Material Subsidiary so long as (i) no Event of Default or Default exists or would result therefrom and (ii) the aggregate amount so contributed by the Company or any Material Subsidiary in any Fiscal Year will not exceed 5% of the assets of the Company and its Subsidiaries as of the end of the preceding Fiscal Year.

      10.11 Company's and Subsidiaries' Stock. Not permit any Subsidiary to purchase or otherwise acquire any shares of capital stock of the Company; and not take any action, or permit any Subsidiary to take any action, which will, so long as any shares of capital stock or Debt of any corporation which is a Subsidiary at the date of this Agreement are owned by the Company or any Subsidiary, result in a decrease in the percentage of the outstanding shares of capital stock of such corporation owned at the date of this Agreement by the Company and its other Subsidiaries, except that the Company or any Subsidiary may sell or otherwise dispose of stock or ownership interests in any Subsidiary that is not a Material Subsidiary for arms-length consideration. Notwithstanding the foregoing, the Company or any Material Subsidiary may contribute all of the stock of, or all or substantially all of the assets of, a Material Subsidiary to a joint venture which is at least 50% owned by the Company or a Material Subsidiary so long as (i) no Event of Default or Default exists or would result therefrom and (ii) the aggregate amount so contributed by the Company or any Material Subsidiary in any Fiscal Year will not exceed 5% of the assets of the Company and its Subsidiaries as of the end of the preceding Fiscal Year.

      10.12 Unconditional Purchase Obligations. Not, and not permit any Material Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

      10.13 ERISA. (a) Maintain, and cause each of its ERISA Affiliates to maintain, each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; and (b) make, and cause each of its ERISA Affiliates to make, all required contributions to any Plan subject to Section 412 of the Code, and not, and not suffer or permit any of its ERISA Affiliates to: (x) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $5,000,000; or (y) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

      10.14 Purchase or Redemption of Company's Securities; Dividend Restriction. Not purchase or redeem any shares of capital stock of the Company, declare or pay any dividends thereon (other than stock dividends or cash dividends as provided for below), make any distribution to stockholders or set aside any funds for any such purpose, and not prepay, purchase, defease or redeem, and not permit any Subsidiary to purchase, any subordinated Debt of the Company; provided that, so long as no Event of Default or Default exists or could result therefrom, the Company may (a) redeem shares from employees upon termination of employment or thereafter as provided in the Management Stock Agreements in amounts paid in cash (including amounts paid on account of principal of Debt issued in redemption of such stock) not exceeding in any Fiscal Year the greater of $10,000,000 or 5% of Consolidated Net Tangible Net Worth as of the end of the preceding Fiscal Year; (b) repurchase or redeem shares from persons upon the exercise of stock options in amounts (including amounts paid on account of principal of Debt issued in redemption of such stock) not exceeding, in any Fiscal Quarter, the sum of $500,000 plus the additional amount, if any, that, when added to the $500,000 amount, would cause the shareholders' equity of the Company (measured at the end of the Fiscal Quarter in which such redemption or repurchase takes place) to be not lower than at the end of the immediately preceding quarter; and (c) (i) for the Fiscal Years ending on or about January 31, 1996, January 31, 1997 and January 31, 1998, (A) pay cash dividends to its shareholders in an aggregate amount, in any Fiscal Year, not exceeding 40% of its consolidated net earnings for the prior

Fiscal Year, and (B) repurchase its stock, in an aggregate amount not exceeding the greater of (x) 40% of its consolidated net earnings for the prior Fiscal Year or (y) the cumulative amount of $70,000,000 for stock repurchases made during the two year period from June 15, 1995 through and including June 14, 1997, less, in each case of clause (x) and (y), the amount of cash dividends paid to its shareholders in such Fiscal Years, and (ii) thereafter, pay cash dividends to its shareholders or repurchase its stock in an aggregate amount, in any Fiscal Year, not exceeding 40% of its consolidated net earnings for the prior Fiscal Year.

      10.15 Use of Proceeds. Use the proceeds of the Loans for working capital and for other general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of (a) "purchasing or carrying" any Margin Stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, or (b) purchasing or otherwise acquiring any stock of any Person if such Person (or its board of directors) has (i) announced that it will oppose such purchase or other acquisition or (ii) commenced any litigation which alleges that such purchase or other acquisition violates, or will violate, any applicable law.

      SECTION 11  CONDITIONS OF LENDING.

      The obligation of each Lender to make its Loans is subject to the following conditions precedent:

      11.1 Initial Loan. The obligation of each Lender to make its initial Loan is, in addition to the conditions precedent specified in
Section 11.2, subject to the conditions precedent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Lenders is herein called the "Effective Date") that the Agent shall have received (a) evidence, reasonably satisfactory to the Agent, that all obligations of the Company under the Existing Credit Agreement have been paid in full and (b) all of the following documents, each duly executed and dated the Effective Date (or such other date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent and each Lender, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Lender:

      11.1.1 Notes. The Notes of the Company payable to the order of the Lenders.

      11.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance by the Company of this

Agreement, the Notes and the other documents to be executed by the Company pursuant hereto.

      11.1.3 Consents, etc. Certified copies of all documents evidencing any consents and governmental approvals (if any) required for the execution, delivery and performance by the Company of this Agreement and the Notes.

      11.1.4 Incumbency and Signature Certificates. An incumbency and signature certificate of the Company certifying the names of the officer or officers of the Company authorized to sign this Agreement, the Notes and the other documents required to be delivered by the Company in connection with this Agreement, together with a sample of the true signature of each such officer (it being understood that the Agent and each Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

      11.1.5 Opinion of Counsel for the Company. The opinion of Stoel Rives, counsel to the Company, substantially in the form of Exhibit C.

      11.1.6 Existing Credit Agreement Amount. Evidence of payment or repayment by the Company of (i) all facility fees accrued to the Effective Date under Section 5.1 of the Existing Credit Agreement and
(ii) all principal, accrued interest and any amounts payable under
Section 8.4 of the Existing Credit Agreement.

      11.1.7 Termination of BNS Agreement. A certificate of the President, Chief Financial Officer or Treasurer of the Company dated as of the Effective Date, certifying that all commitments to extend credit under the Credit Agreement, dated as of March 6, 1995, among the Company, various financial institutions and The Bank of Nova Scotia, as agent, as amended, have been irrevocably terminated and that all principal, interest and fees due thereunder have been paid in full.

      11.1.8 Other. Such other documents as the Agent or any Lender may reasonably request.

      11.2 All Loans. The obligation of each Lender to make any Loan to be made by it or to continue or convert any Loan as or into a Eurodollar Loan under Section 2.4 is subject to the satisfaction of the following conditions precedent on the relevant borrowing date or date of conversion or continuation:

            11.2.1 Notice of Borrowing or Conversion/Continuation. The Agent shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

            11.2.2 Continuation of Representations and Warranties. The representations and warranties in Section 9 (excluding Sections 9.6 and 9.8) shall be true and correct in all material respects on and as of such borrowing date or date of such conversion or continuation with the same effect as if made on and as of such date; and

            11.2.3 No Existing Default. No Default or Event of Default shall exist or shall result from such borrowing or a continuation or conversion.

Each Notice of Borrowing and Notice of Conversion/Continuation and each telephonic notice of a requested borrowing, conversion or continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each requested borrowing date or date of such conversion or continuation, as applicable, that the conditions in this Section 11.2 are satisfied.

      SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.

      12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

      12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of any principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest on any Loan or any fee or other amount payable by the Company hereunder.

      12.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary in an aggregate amount (for all Debt so affected) exceeding $5,000,000 and such default shall (a) consist of the failure to pay such Debt when due (subject to any applicable grace period, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

      12.1.3 Other Material Obligations. Default in the payment when due of any obligation of $5,000,000 or more of the Company or any Subsidiary with respect to any material purchase or lease of goods or services (except only to the extent that the existence of any such default is being contested by the Company or such Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been made in respect of such default), and continuance of such default for 30 days after notice thereof from the Agent or any Lender.

      12.1.4 Bankruptcy, Insolvency etc. The Company or any Material Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Material Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Material Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Material Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Material Subsidiary, and if such case or proceeding is not commenced by the Company or such Material Subsidiary, it is consented to or acquiesced in by the Company or such Material Subsidiary, or remains for 60 days undismissed; or the Company or any Material Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

      12.1.5 Non-Compliance with Provisions of This Agreement. Failure by the Company to comply with or to perform any provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 30 days after notice thereof to the Company from the Agent or any Lender.

      12.1.6 Warranties. Any warranty made by the Company herein is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company to the Agent or any Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

      12.1.7 ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $5,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under
Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000.

      12.1.8 Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any case a final judgment in an amount in excess of $5,000,000 shall be entered or filed against the Company or any Material Subsidiary or any of their respective assets and shall remain unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of 60 days or in any event later than five days prior to the date of any proposed sale thereunder.

      12.1.9  Change in Control.  Any Change in Control shall occur.

      12.2 Effect of Event of Default. If any Event of Default described in Section 12.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Notes and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and if any other Event of Default occurs and is continuing, the Agent may, and upon written request of the Required Lenders shall, by written notice to the Company declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Notes and all other obligations hereunder to be due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Notes and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or other notice of any kind. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.4 may be waived by the written concurrence of all of the Lenders, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Lenders.

      SECTION 13  THE AGENT.

      13.1 Appointment and Authorization; "Agent". Each Lender hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

      13.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

      13.3  Liability of Agent.  None of the Agent-Related Persons shall
(i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or affiliates.

      13.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

            (b) For purposes of determining compliance with the conditions specified in Section 11.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

      13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 12; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

      13.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Company which may come into the possession of any of the Agent-Related Persons.

      13.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and disbursements of internal counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans or the termination of the Commitments and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Agent-Related Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Agent-Related Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any such indemnified Agent-Related Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys' fees and disbursements and the allocated costs of staff counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of the Loans, cancellation of the Notes and any termination of the Commitments or this Agreement and the resignation or replacement of the Agent.

      13.8 Agent in Individual Capacity. BofA and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BofA or its affiliates may receive information regarding the Company or its affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" include BofA in its individual capacity.

      13.9 Successor Agent. The Agent may, and at the request of the Required Lenders shall, resign as Agent upon 30 days' notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 and Sections 14.6 and 14.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

      13.10 Withholding Tax. (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code, such Lender agrees with and in favor of the Agent and the Company (such Lender's "Exemption Agreement"), to deliver to the Agent and the
Company:

                    (i) if such Lender claims an exemption from withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                    (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

                     (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify the Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

            (b) If any Lender claims exemption from withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Company hereunder to such Lender, such Lender agrees to notify the Agent and the Company of the percentage amount in which it is no longer the beneficial owner of obligations of the Company hereunder to such Lender. To the extent of such percentage amount, the Agent and the Company will treat such Lender's IRS Form 1001 as no longer valid.

            (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Company hereunder to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

            (d) If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

            (e) If the Internal Revenue Service or any other governmental authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including attorneys' fees and disbursements and the allocated costs of staff counsel). The obligation of the Lenders under this subsection shall survive the payment of the Loans, cancellation of the Notes and any termination of the Commitments or this Agreement and the resignation or replacement of the Agent.

      13.11 Co-Agent. The Lender identified on the facing page and signature pages of, and in the preamble to, this Agreement as a "co-agent" shall not have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such. Without limiting the foregoing, the Lender so identified as a "co-agent" shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

      SECTION 14  GENERAL.

      14.1 Waiver; Amendments. No delay on the part of the Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Agent and signed and delivered by Lenders having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend or increase the amount of the Commitments, (ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iv) change the definition of Required Lenders or otherwise reduce the aggregate Percentage required to effect an amendment, modification, waiver or consent or (v) amend this sentence without, in each case, the consent of all Lenders. No provisions of Section 13 shall be amended, modified or waived without the written consent of the Agent.

      14.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

      14.3 Notices. (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 14.3, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 14.3; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

            (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine (and, in the case of notices to or from the Company by facsimile transmission, when receipt is confirmed by confirming transmission equipment or acknowledged by the addressee), respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Section 2 or Section 13 to the Agent shall not be effective until actually received by the Agent.

            (c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

      14.4 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

      14.5 Regulation U. Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

      14.6 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent (including the fees and charges of counsel for the Agent and of local counsel, if any, who may be retained by said counsel, and the allocated costs of staff counsel for the Agent) in connection with the preparation, execution and delivery of this Agreement and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including, without limitation, any amendment, supplement or waiver to this Agreement or any such other document). The Company further agrees to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees, court costs and other legal expenses and allocated costs of staff counsel) incurred by the Agent and each Lender after the occurrence of an Event of Default in enforcing any right hereunder or in connection with the negotiation of any restructuring or "work-out" (whether or not consummated) of the obligations of the Company hereunder. In addition, the Company agrees to pay, and to save the Agent and the Lenders harmless from all liability for, any stamp, transfer or other similar taxes which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other document provided for herein or delivered or to be delivered hereunder or in connection herewith.
All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes and any termination of the Commitments or this Agreement.

      14.7 Indemnification by the Company. In consideration of the execution and delivery of this Agreement by the Agent and the Lenders and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Agent, each Lender and each of the officers, directors, employees and agents of the Agent and each Lender (collectively the "Lender Parties" and individually each a "Lender Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and charges and allocated costs of staff counsel (collectively called the "Indemnified Liabilities"), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to, (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, discharge, transportation, storage, treatment or disposal of any "hazardous waste" or "hazardous material" (each as defined in any applicable Environmental
Law) at any real property owned or leased by the Company or any Subsidiary or used by the Company or any Subsidiary in its business or operations or (iii) the enforcement of this Agreement or any Note by any of the Lender Parties, except for any such Indemnified Liabilities arising on account of any such Lender Party's bad faith, gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 14.7 shall survive repayment of the Loans, cancellation of the Notes and any termination of the Commitments or this Agreement.

      14.8 Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent. The Company may not assign its rights or obligations hereunder without the prior written consent of all Lenders.

      14.9  Assignments; Participations.

      14.9.1 Assignments. Any Lender may, with the prior written consents of the Company and the Agent (which consents shall not be unreasonably delayed or withheld), at any time assign and delegate to one or more commercial banks or other financial institutions (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee"), all or any fraction of such Lender's Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender's Loans) in a minimum aggregate amount equal to the lesser of (i) the assigning Lender's remaining Commitment and (ii) $10,000,000; provided, however, that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Section and (b) the Company and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

            (x) five Business Days (or such lesser period of time as the Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Lender and the Assignee,

            (y) the assigning Lender and the Assignee shall have executed and delivered to the Company and the Agent an assignment agreement substantially in the form of Exhibit D (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent and the Company, and

            (z) the assigning Lender or the Assignee shall have paid the Agent a processing fee of $2,500.

From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Company shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) a new Note in the principal amount of the Assignee's Commitment and, if the assigning Lender has retained a Commitment hereunder, a replacement
Note in the principal amount of the Commitment retained by the assigning Lender (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Lender). Each such Note shall be dated the effective date of such assignment. The assigning Lender shall mark the predecessor Note "exchanged" and deliver it to the Company. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

      Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Lender from any of its obligations hereunder).

      14.9.2 Participations. Any Lender may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Lender, the Note held by such Lender, the Commitment of such Lender or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the holder of its Note for all purposes of this Agreement and (y) the Company and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder. No Participant shall have any direct or indirect voting rights hereunder (except that a Lender may grant a Participant rights with respect to any of the events described in the penultimate sentence of Section 14.1). The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in
Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to such Sections than would have been paid to the participating Lender if no participation had been sold).

      14.10 Governing Law. This Agreement and each Note shall be a contract made under and governed by the laws of the State of California applicable to contracts made and to be performed entirely within the State of California; provided that the Agent and the Lenders shall retain all rights arising under federal law. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent and the Lenders expressed herein or in the Notes shall be in addition to and not in limitation of those provided by applicable law.

      14.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. When counterparts executed by all of the parties hereto shall have been lodged with the Agent (or, in the case of any Lender as to which an executed counterpart shall not have been so lodged, the Agent shall have received confirmation from such Lender of execution of a counterpart hereof by such Lender), this Agreement shall become effective as of the date hereof, and at such time the Agent shall notify the Company and each Lender.

      14.12 Effect of Amendment and Restatement. (a) This Agreement is intended to completely amend, restate and replace the Existing Credit Agreement, without novation. The Company and the Lenders party to the Existing Credit Agreement agree that from and after the Effective Date, BAI in its capacity as agent under the Existing Credit Agreement shall relinquish its rights and be released from its duties and obligations as agent thereunder and under any documents or instruments given in connection therewith; provided, however, that the provisions of Section 13 of the Existing Credit Agreement and Sections 14.6 and 14.7 of the Existing Credit Agreement shall inure to the benefit of BAI as to any actions taken or omitted to be taken by it while it was agent thereunder.

            (b) Concurrently with the Effective Date, BAI shall cease to be a "Lender" under and for all purposes of this Agreement and shall no longer have any rights or obligations hereunder, except for (i) rights to receive payment of indemnities, reimbursements and other similar obligations and (ii) obligations to indemnify, reimburse or make payment to the Agent, any Lender or the Company with respect to actions, failures to act, conditions, circumstances or events, in either case arising under the Existing Credit Agreement on or prior to the Restatement Effective Date.

      14.13 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR NOTE, MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF CALIFORNIA OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF CALIFORNIA. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT
FORUM.

      14.14 Waiver of Jury Trial. THE COMPANY, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

      14.15 OREGON LEGAL NOTICE. WITHOUT LIMITING THE VALIDITY OF THE CHOICE OF CALIFORNIA LAW PROVIDED HEREIN, UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS AFTER THE EFFECTIVE DATE OF THE ACT SPECIFIED HEREIN CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE. THE ACT SPECIFIED HEREIN MEANS CHAPTER 967 OREGON LAWS 1989, THE EFFECTIVE DATE OF WHICH WAS OCTOBER 3, 1989.

Delivered at San Francisco, California, as of the day and year first above written.

                                    FRED MEYER, INC.


                                    By /s/
                                      -------------------------------
                                      Vice President and Corporate
                                      Treasurer


                                    BANK OF AMERICA NATIONAL TRUST
                                      AND SAVINGS ASSOCIATION, as Agent


                                    By /s/
                                      -------------------------------
                                             Vice President


                                    BANK OF AMERICA NATIONAL TRUST
                                      AND SAVINGS ASSOCIATION, as a
                                      Lender


                                    By  /s/ STEVEN F. STERLING
                                      -------------------------------
                                      Title  Vice President


                                    THE BANK OF NOVA SCOTIA, as co-agent and as a Lender


                                    By /s/
                                      -------------------------------
                                      Title  Relationship Manager


                                    BANQUE NATIONALE DE PARIS


                                    By /s/ JUDITH A. DOWLING
                                      -------------------------------
                                      Title  Vice President



                                    By /s/ KATHERINE WOLFE
                                      -------------------------------
                                      Title  Vice President

                                    CIBC Inc.


                                    By /s/
                                      -------------------------------
                                      Title  Assistant Vice President


                                    COOPERATIVE CENTRALE RAIFFEISEN-
                                    BOERENLEENBANK B.A., "RABOBANK NEDERLAND"
                                    NEW YORK BRANCH


                                    By /s/ JESSALYN PETERS
                                      -------------------------------
                                      Title  Vice President


                                    By /s/ JAN REECE
                                      -------------------------------
                                      Title  Vice President and Manager


                                    CREDIT LYONNAIS CAYMAN ISLAND BRANCH


                                    By /s/
                                      -------------------------------
                                       Title  Authorized Signatory


                                    CREDIT LYONNAIS LOS ANGELES BRANCH


                                    By /s/
                                      -------------------------------
                                      Title  Vice President


                                    CREDIT SUISSE


                                    By /s/ STEPHEN M. FLYNN
                                      -------------------------------
                                      Title  Member of Senior Management


                                    By /s/ MARILOU PALENZUELA
                                      -------------------------------
                                      Title  Member of Senior Management

                                    FIRST INTERSTATE BANK OF OREGON, N.A.


                                    By /s/ MARCIA BENNER
                                      -------------------------------
                                      Title  Vice President


                                    By
                                      -------------------------------
                                    Title
                                         ----------------------------


                                    FIRST SECURITY BANK OF UTAH, N.A.


                                    By /s/ JUDY CALLISTER
                                      -------------------------------
                                      Title  VICE PRESIDENT


                                    By
                                      -------------------------------
                                    Title
                                         ----------------------------


                                    KEY BANK OF WASHINGTON


                                    By /s/
                                      -------------------------------
                                      Title  VICE PRESIDENT


                                    NATIONSBANK OF TEXAS, N.A.


                                    By /s/ WILLIAM B. GUFFEY
                                      -------------------------------
                                      Title  Vice President


                                    By
                                      -------------------------------
                                    Title
                                         ----------------------------


                                    SEATTLE FIRST NATIONAL BANK


                                    By /s/
                                      -------------------------------
                                      Title  Vice President


                                    By
                                      -------------------------------
                                    Title
                                         ----------------------------

                                    THE BANK OF CALIFORNIA, N.A.


                                    By /s/
                                      -------------------------------
                                      Title  Assistant Vice President


                                    By
                                      -------------------------------
                                    Title
                                         ----------------------------


                                    THE BANK OF NEW YORK


                                    By /s/ CHARLOTTE SOH
                                      -------------------------------
                                      Title  Assistant Vice President


                                    By
                                      -------------------------------
                                    Title
                                         ----------------------------


                                    THE BANK OF TOKYO, LTD. PORTLAND
                                      BRANCH


                                    By /s/
                                      -------------------------------
                                      Title  Vice President


                                    THE FUJI BANK, LTD.


                                    By /s/
                                      -------------------------------
                                      Title  Joint General Manager


                                    By
                                      -------------------------------
                                    Title
                                         ----------------------------


                                    THE HONGKONG AND SHANGHAI BANKING
                                    CORPORATION LIMITED


                                    By /s/
                                      -------------------------------
                                      Title  Vice President


                                    By
                                      -------------------------------
                                    Title
                                         ----------------------------

                                    THE INDUSTRIAL BANK OF JAPAN, LTD.,
                                      SAN FRANCISCO AGENCY


                                    By /s/
                                      -------------------------------
                                      Title  General Manager


                                    UNION BANK


                                    By /s/
                                      -------------------------------
                                      Title Vice President


                                    UNITED STATES NATIONAL BANK OF OREGON


                                    By /s/
                                      -------------------------------
                                      Title  Vice President


                                    By
                                      -------------------------------
                                    Title
                                         ----------------------------


                                    WEST ONE BANK, IDAHO


                                    By /s/
                                      -------------------------------
                                      Title  Vice President


                                    By
                                      -------------------------------
                                    Title
                                         ----------------------------


Acknowledged:

BANK OF AMERICA ILLINOIS

By /s/
-------------------------------
Title  Vice President

                                      SCHEDULE I

                              COMMITMENTS AND PERCENTAGES


Lender                                          Commitment           Percentage
------                                          ----------           ----------

  [BankAmerica Corporation-
  affiliated Lenders]
     Bank of America National Trust
     and Savings Association                     $45,000,000           9.00%

     Seattle First National Bank                  20,000,000           4.00
                                                  ----------          -----
                                                 [65,000,000]        [13.00]

The Bank of Nova Scotia                           60,000,000          12.00

Banque Nationale de Paris                         15,000,000           3.00

CIBC Inc.                                         10,000,000           2.00

Cooperative Centrale Raiffeisen-
Boerenleenbank B.A., "Rabobank
Nederland" New York Branch                        25,000,000           5.00

Credit Lyonnais
  Cayman Island Branch and
Credit Lyonnais
  Los Angeles Branch                              15,000,000           3.00

Credit Suisse                                     15,000,000           3.00

First Interstate Bank of Oregon,
N.A.                                              50,000,000          10.00

First Security Bank of Utah, N.A.                 15,000,000           3.00

Key Bank of Washington                            15,000,000           3.00

NationsBank of Texas, N.A.                        50,000,000          10.00

The Bank of California, N.A.                      15,000,000           3.00

The Bank of New York                              20,000,000           4.00

The Bank of Tokyo, Ltd.
  Portland Branch                                 30,000,000           6.00

The Fuji Bank, Ltd.                               15,000,000           3.00

The HongKong and Shanghai Banking
Corporation Limited                               15,000,000           3.00

The Industrial Bank of Japan, Ltd.,
  San Francisco Agency                            15,000,000           3.00

Union Bank                                         5,000,000           1.00

United States National Bank of
Oregon                                            30,000,000           6.00

West One Bank, Idaho                              20,000,000           4.00

                                                 -----------         ------

TOTAL                                           $500,000,000         100.00%
                                                 ===========         ======